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                                                                   EXHIBIT 10.59

SUMMARY OF LEASE AGREEMENT, EFFECTIVE SEPTEMBER 1, 2003, BETWEEN SHANGHAI LINKTONE CONSULTING CO., LTD. AND SHANGHAI XINGTAI REAL ESTATE DEVELOPMENT CO., LTD.

Contracting Parties

Lessor (Party A):         Shanghai Xingtai Real Estate Development Co., Ltd.
Lessee (Party B):         Shanghai Linktone Consulting Co., Ltd.

Date of Signing

19th of August, 2003

Property Description

Location:                 C/8F, Shanghai Donghai Commercial Center, 618 Yan'An
                          Road Central HuangPu District, Shanghai City

Square footage:           318.15 m2 in architectural area

Type:                     An apartment of office space

Term of Lease

Effective Period: From 01/09/2003 to 31/08/2005 (24 months)

Relet: Party B may request the extension of the agreement only at 3 months before the expiration and enter into a new agreement with Party A subject to its consent of the terms and conditions therein.

Rental Use

Office use

Rent Amount

    - $0.52 per square meter per day and $5,032.07 per month in total calculated upon the architectural area.

    - The rent shall be paid in RMB equivalent to the above USD amount in the territory of PRC; if paid abroad, the rent shall be paid in USD or HKD.

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Major Obligations of either party

Party A shall:

    - present the land title certificate of the tenement to the lessee before the signing of this agreement;

    - be subject to punitive damages of 3 times the monthly rent or supplementary damages to cover the total loss of Party B if it rescinds the agreement and repossesses the tenement due to a cause other than Party B's default;

    - be liable if it has not obtained the Rental Certificate from the real estate administration.

Party B shall:

    - be responsible for the refurbishment or any equivalent economic compensation derived thereon, if damage is caused by the inappropriate use by Party B;

    -    ensure that the tenement shall only be used for office space;

    - be subject to punitive damages of 3 times the daily rent for each day it delays the return of the tenement.

Termination Events

Party A may terminate the agreement upon one or more of the following events:

    - Party B sublets, transfers, lends or exchanges the apartment to/with other third party without Party A's written consent;

    - Party B changes the architectural structure of or causes any damages to the apartment without Party A's written consent;

    - Party B's default payment of rent or other fees payable is more than 2 month's in total;

    - Party B causes impediments or damages to other lessees without simultaneous rectification;

    - Party B uses the apartment or parking lot for illegal, immoral or inappropriate purposes;

    -    Other events provided by laws and regulations.

Security deposit and other refundable or non-refundable payment

    - Deposit: USD17,768.67 (consisting of USD 15,0096.21 of 3 months' rent plus USD2,672.46 of 3 months' management fee). Party B shall not set any transfer, pledge or guarantee on the deposit to third parties. The deposit is refundable after the agreement expires, after deducting any losses and damages incurred by Party B.

    -    Management fee: USD890.82 per month

    - Parking fee: One parking lot is rented at the price of RMB1,800 per month

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         (equivalent to USD217.65)

    -    Other fees for water, gas, telephone and communication (if applicable).

Dispute Resolution

The parties have agreed to present all their disputes to the court only.

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